Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
February 12, 2009

WINTHROP REALTY TRUST ANNOUNCES THAT CAROLYN TIFFANY AND
BRADLEY SCHER HAVE BEEN ELECTED AS TRUSTEES AND THAT PETER
BRAVERMAN HAS RESIGNED AS A TRUSTEE

FOR IMMEDIATE RELEASE

BOSTON, MA – February 12/PRNewswire-FirstCall/ - Winthrop Realty Trust (NYSE:FUR) announced today that Carolyn Tiffany, the Company’s President, has been elected as a member of the Company’s Board of Trustees effective February 12, 2009.  Ms. Tiffany was elected to fill the vacancy created by the resignation of Peter Braverman, the Company’s Executive Vice Chairman, as a member of the Company’s Board of Trustees effective February 11, 2009.  Mr. Braverman will remain in his position as the Company’s Executive Vice Chairman.

Additionally, at a meeting of the holders of the Company’s Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (the “Preferred Shares”) held on February 12, 2009, Bradley Scher was elected as a member of the Company’s Board of Trustees.  Mr. Scher was elected by the holders of the Preferred Shares to fill the vacancy created when Steven Mandis’ resigned as a Trustee on November 11, 2008.  Pursuant to the terms of the Preferred Shares, the holders of the Preferred Shares have the right to elect one member to the Company’s Board of Trustees.  Mr. Scher is currently the Managing Member of Ocean Ridge Capital Advisors, LLC, a privately held consulting firm.

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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.